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MERIDIAN BIOSCIENCE, INC.
3471 River Hills Drive
Cincinnati, Ohio 45244
www.meridianbioscience.com
Notice of Annual Meeting
and Proxy Statement
Dear Shareholder:
Our Annual Meeting of Shareholders will be held at 2:00 p.m. on January 18, 2007 at the Holiday Inn, 4501 Eastgate Boulevard, Cincinnati, OH 45245. We hope you will attend.
At the meeting, you will hear a report on our operations and have a chance to meet your directors and executive officers.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.
Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.
Sincerely yours,
/s/ William J. Motto
William J. Motto
Chairman of the Board
December 18, 2006

NOTICE OF ANNUAL MEETING
OF
SHAREHOLDERS OF MERIDIAN BIOSCIENCE, INC.
Time:
2:00 p.m., Eastern Time
Date:
January 18, 2007
Place:
Holiday Inn
4501 Eastgate Boulevard
Cincinnati, OH 45245
Purpose:
•	Elect directors

•	Approve the Meridian Bioscience, Inc. Officers’ Performance Compensation Plan

•	Ratify appointment of Grant Thornton LLP as Meridian’s independent public accountants for fiscal year 2007

•	Conduct other business if properly raised
     Only shareholders of record on December 1, 2006 may vote at the meeting. The approximate mailing date of this Proxy Statement and accompanying Proxy Card is December 18, 2006.
     Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.
/s/ Melissa Lueke
Melissa Lueke
Secretary
December 18, 2006

GENERAL INFORMATION
Who may vote
Shareholders of Meridian, as recorded in our stock register on December 1, 2006, may vote at the meeting. As of that date, Meridian had 26,215,202 shares of Common Stock outstanding.
How to vote
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.
How proxies work
Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.
If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates, in favor of the Officers’ Performance Compensation Plan and in favor of the ratification of appointment of Grant Thornton LLP as Meridian’s independent public accountants for fiscal year 2007.
If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.
You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.
Revoking a proxy
You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Meridian’s Secretary in writing at the address under “Questions?” on page 18.
Quorum
In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.
Votes needed
The six director candidates receiving the most votes will be elected to fill the seats on the Board. Approval of the Officers’ Performance Compensation Plan and the ratification of appointment of accountants each require the favorable vote of a majority of the votes cast. Only votes for or against these proposals count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.
Other Matters
Any other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of the votes cast.
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
The Nominating Committee of the Board of Directors has nominated for re-election all of the following current directors: James A. Buzard, John A. Kraeutler, Gary P. Kreider, William J. Motto, David C. Phillips and Robert J. Ready.
Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the President, a Vice President or the Secretary of Meridian not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate votes.
Four of our six nominees are not Meridian employees. Only non-employee directors serve on Meridian’s Audit, Compensation and Nominating committees. All Meridian directors are elected for one-year terms. Personal information on each of our nominees is given below.
If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.
The Board recommends you vote FOR each of the following candidates:

James A. Buzard, Ph.D. Director since 1990 Age: 79	James A. Buzard, Ph.D. was Executive Vice President of Merrell Dow Pharmaceuticals Inc. from March 1981 until December 1989. From December 1989 until his retirement in February 1990, he was Vice President of Marion Merrell Dow, Inc. He has been a business consultant since February 1990.

John A. Kraeutler Director since 1997 Age: 58	John A. Kraeutler has more than 30 years of experience in the medical diagnostics industry and joined Meridian as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of Meridian. Before joining Meridian, Mr. Kraeutler served as Vice President, General Manager for a division of Carter-Wallace, Inc. Prior to that, he held key marketing and technical positions with Becton, Dickinson and Company and Organon, Inc.

Gary P. Kreider, Esq. Director since 1991 Age: 68	Gary P. Kreider serves as Chairman of the Compensation Committee and Board Secretary. For over five years Mr. Kreider has been a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel. His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963. Effective October 1, 2005 Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings although his affiliation with the firm continues. Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association Corporate Law Committee. Mr. Kreider is also a Director of LSI Industries Inc.

William J. Motto Director since 1977 Age: 65	William J. Motto has more than 35 years of experience in the pharmaceutical and diagnostics products industries, is a founder of Meridian and has been Chairman of the Board since 1977. Before forming Meridian, Mr. Motto served in various capacities for Wampole Laboratories, Inc., Marion Laboratories, Inc. and Analytab Products, Inc., a division of American Home Products Corp.

David C. Phillips Director since 2000 Age: 68	David C. Phillips serves as Chairman of the Audit Committee. Mr. Phillips spent 32 years with Arthur Andersen LLP. His service with this firm included several managing partner leadership positions. After retiring from Arthur Andersen in 1994, Mr. Phillips became Chief Executive Officer of Downtown Cincinnati, Inc., which is responsible for economic revitalization of Downtown Cincinnati. Mr. Phillips retired from DCI in 1999 to devote full time to Cincinnati Works, Inc., an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work, and his financial consulting services. Mr. Phillips serves as a director of Cintas Corporation and Summit Family of Mutual Funds.

Robert J. Ready Director since 1986 Age: 66	Robert J. Ready serves as Chairman of the Nominating Committee. Mr. Ready founded LSI Industries Inc., Cincinnati, Ohio in 1976, which engineers, manufactures and markets commercial/industrial lighting and graphics products, and has served as its President and Chairman of its Board of Directors since that time.
APPROVAL OF THE OFFICERS’ PERFORMANCE COMPENSATION PLAN
(Item 2 on the Proxy Card)
Shareholders are being asked to approve Meridian’s Officers’ Performance Compensation Plan. A copy of this Plan is attached to these proxy materials as Annex A (the “Plan”). This Plan has been in use for numerous years, in substantially the same form, as a mechanism for stimulating and rewarding the achievement of aggressive business goals. Management believes the Plan is an integral part of the Company’s success as compensation earned under the Plan is based on achieving aggressively targeted levels of net earnings and individual performance.
This Plan is being presented for shareholder approval so that the compensation expense for awards under the Plan will be tax deductible for the Company and not subject to limitations on deductibility as outlined under Section 162(m) of the Internal Revenue Code of 1986, as amended. Under the Plan, the Company may grant cash bonus awards to the chief executive officer, the four other most highly compensated officers, and certain other operating officers of the Company, based on the satisfaction of pre-established performance goals set forth in the Plan.
The Plan is designed to take into account Section 162(m) of the Internal Revenue Code which generally denies corporate tax deductions for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company as of the end of the Company’s taxable year (“Covered Employees”). Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Plan to Covered Employees will qualify as performance-based compensation, the material terms of the performance goals in the Plan must be disclosed to and approved-by shareholders before the compensation is paid. The material terms of the Plan and the performance measures described below are being submitted by the Company for approval by the shareholders at the Annual Meeting. Upon shareholder approval, the Company believes that compensation payable pursuant to the Plan will be deductible for federal income tax purposes under most circumstances, but there can be no assurance in this regard. Moreover, under certain circumstances such as death, disability and retirement, compensation not qualified under Section 162(m) of the Internal Revenue Code may be payable. By approving the Plan, the shareholders will be approving, among other things, the performance measures (other than the personal achievement measures), eligibility requirements and annual incentive award limits contained therein.
The Plan. The Compensation Committee of the Board of Directors has approved the Plan. The Company proposes as a business criterion the measure of annual net earnings. The following description of the material terms of the Plan is qualified in its entirety by reference to the complete text set forth in Annex A.
Administration. Executive officers and operating officers of the Company are entitled to participate in the Plan. Employees hired after March 31 of each fiscal year may not be eligible to receive a bonus for the fiscal year ending September 30. Employees hired after October 1 of each fiscal year but before March 31 will be eligible for a pro-rated bonus for the fiscal year ending September 30. Employees who terminate employment before September 30 are normally ineligible. Eligible employees must be on the Company’s payroll on the date the bonus checks are distributed. The Company estimates that as of the date hereof, approximately 9 employees are eligible to participate in the Plan.
The Plan provides for the payment of cash bonuses as a percentage of base salary at designated net earnings levels. Eligible employees shall receive a bonus equal to a percentage of the employee’s base salary depending on the level of Company net earnings achieved for the fiscal year. The net earnings targets shall be established by the Compensation Committee of the Board of Directors within 90 days after the start of each fiscal year. Base salaries for each eligible employee must be established and fixed for the fiscal year at the time that the Company earnings targets are established by the Compensation Committee. The earnings objectives exclude the positive and negative effects associated with extraordinary developments as disclosed in the Company’s Form 10-K. The computation also includes a personal achievement multiplier. The multiplier for the Chairman and Chief Executive Officer will be determined by the

Compensation Committee. Shareholders are not being asked to approve any personal achievement measures. However, shareholder approval of the measure of annual net earnings shall be sufficient for the usage of such measure for awards in future fiscal years.
Achievement and Discontinuance. The Board of Directors or the Compensation Committee has the right to modify, suspend, or terminate the Plan at any time, but such right shall not include the discretion to increase compensation after performance targets are established and the period of service has commenced in violation of Section 162(m).
Federal Income Tax Consequences. The Company believes that under present law the following are the federal income tax consequences generally arising with respect to awards granted under the Plan. This summary is for shareholder informative purposes and is not intended to provide tax advice to Plan participants.
Plan participants must generally recognize ordinary income equal to the cash value of awards received. Subject to Section 162(m), the Company will be entitled to a deduction for the same amount.
The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Plan. The summary does not address the effects of foreign, state and local tax laws. Because of the complexities of the tax laws, Plan participants are encouraged to consult a tax advisor as to their individual circumstances.
New Plan Benefits. Because incentive awards are made based on the achievement of future net earnings targets and personal achievement ratings, it cannot be determined at this time what benefits or amounts, if any, will be paid or allocated to any person or group of persons under the Plan. Amounts which have been paid to certain executive officers under the plan (which was substantially the same as the Plan described above) for the last three fiscal years are reported in the Summary Compensation Table on page 15.

PLAN BENEFITS
OFFICERS’ PERFORMANCE COMPENSATION PLAN

Name and Position	Dollar Value
William J. Motto	$490,875
Chairman of the Board, Chief Executive Officer

John A. Kraeutler	388,500
President, Chief Operating Officer

Antonio A. Interno	291,748
Senior Vice President, President and Managing Director Meridian Bioscience Europe

Richard L. Eberly	73,500
Executive Vice President, President Meridian Life Science

Lawrence J. Baldini	215,250
Executive Vice President, Operations and Information Systems

Entire Executive Group	$1,981,104
The above represents the amounts earned and paid for 2006 under the plan in place which was substantially the same as the Plan described above. The amounts to be paid for 2007 are undeterminable.
The Board of Directors of the Company unanimously recommends that you vote “FOR” the approval of the Meridian Officers’ Performance Compensation Plan and annual net earnings as the measure used to determine the amount of cash bonus payments to be awarded under the Plan.
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
(Item 3 on the Proxy Card)
Although not required, the Board is seeking shareholder ratification of the Audit Committee’s selection of Grant Thornton LLP as Meridian’s independent registered public accounting firm for the 2007 fiscal year. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton at least through fiscal 2007. Representatives of Grant Thornton are expected to be present at the Shareholders’ Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Principal Accounting Firm Fees:
Aggregate fees billed to Meridian by Grant Thornton LLP for fiscal years 2006 and 2005 are listed below:

	2006	2005
Audit Fees	$295,000	$325,000

Audit Related Fees	19,428	80,554

All Other Fees	16,160	8,355

	$330,588	$413,909

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firm for their audit of Meridian’s consolidated annual financial statements for the years ended September 30, 2006 and 2005, respectively, and reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years and on reporting on Meridian’s internal control during those years.
Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s financial statements. In 2005, such fees primarily related to services for the OEM Concepts, Inc. acquisition and common share offering.
All Other Fees. All other fees are the fees billed for services other than those in the categories previously described, primarily for the audit of the Company’s benefit plan.
CORPORATE GOVERNANCE
Meridian is an Ohio corporation and, therefore, is governed by the corporate laws of Ohio. Since its Common Shares are publicly traded on Nasdaq and it files reports with the Securities and Exchange Commission, it is also subject to NASD rules as well as various provisions of federal securities laws.
Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The following directors meet the NASD requirements for independence: David C. Phillips, James A. Buzard, Robert J. Ready and Gary P. Kreider. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of company policies.
During fiscal 2006, the Board of Directors met on four occasions and took action in writing on one occasion.

Meridian expects all directors to attend shareholders’ meetings. Each director attended the 2006 Annual Shareholders’ Meeting, all meetings of the Board and all meetings of Committees of which he was a member.
Shareholders may communicate with the full Board or individual directors on matters concerning Meridian by mail or through our website in each case to the attention of the Secretary.
Non-employee directors of Meridian receive $20,000 per year for serving as a director and as members of committees of the Board. They also receive $1,500 for each meeting of the Board and $1,000 for each committee meeting attended. They receive $750 for each Board meeting and $500 for each committee meeting held by telephone. The Audit Committee Chairman receives an additional $8,000 annually and the Compensation Committee Chairman receives an additional $3,000 annually. The Board Secretary receives an additional $1,000 for serving at each meeting of a committee of which he is not a member. Each non-employee director is also granted a non-qualified option to purchase 3,476 shares of Common Stock at the time of election or re-election to the Board of Directors, with the exercise price being the closing sale price on Nasdaq reported on the date of grant. Directors who are employees of Meridian are not separately compensated for serving as directors.
At its meeting on July 24, 2003, the Board adopted the Audit Committee Charter and a Code of Ethics for Meridian’s officers, directors and employees. On November 10, 2005, the Board approved certain amendments for the Audit Committee Charter. The amended Audit Committee Charter was attached to the proxy statement for Meridian’s 2006 Annual Shareholders’ Meeting. The Code of Ethics will be sent without charge to any shareholder who sends a request to Meridian’s Secretary.
The independent directors plan to meet at least two times during fiscal 2007 without the presence of management directors. The independent members of the Board had one such meeting in fiscal 2006.
The directors have organized themselves into the committees described below. Each of these committees is composed entirely of non-employee directors who meet the relevant independence requirements established by Nasdaq and the Sarbanes-Oxley Act that apply to their particular assignments. Meridian does not have an Executive Committee of its Board of Directors.
The Audit Committee is composed of David C. Phillips, Chairman, James A. Buzard and Robert J. Ready. It met seven times last year. Each member of the Audit Committee is independent as defined by the Nasdaq listing standards and the Securities Exchange Act of 1934. Each member is able to read and understand fundamental financial statements. David C. Phillips has been designated as the Audit Committee financial expert as that term is defined in SEC regulations.
The Committee oversees the accounting and financial reporting processes of Meridian and the audits of its financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.
In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.
The Audit Committee, or its Chairman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairman reports to the full Committee at each of its meetings regarding pre-approvals he made since the prior meeting and the Committee approves what he has done between meetings. For these purposes, the Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.
The Committee has submitted the following report to shareholders.
REPORT OF THE AUDIT COMMITTEE
On April 19, 2006, the Committee met with representatives of Grant Thornton and Meridian’s internal accountants and reviewed with them the proposed 2006 Audit Plan, areas warranting particular concentration on the audit and the effects of new accounting pronouncements. The Grant Thornton representatives reviewed with the Committee written disclosures required by the Independence Standards Board Standard No. 1 regarding independence of the registered public accounting firms and presented a letter regarding that matter to the Committee. The Committee discussed with Grant Thornton its independence.
At its meeting on November 14, 2006, the Committee reviewed with management, Grant Thornton and Meridian’s accounting officers the results of the audit for fiscal 2006, including the audited financial statements. The Committee reviewed the requirements of its Charter previously adopted and the reports that were required to be disclosed to the Committee. The Committee discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61.
The Committee met on November 27, 2006 to review and discuss a draft of the Form 10-K, including the audited financial statements therein. Based on their review the Committee recommended to the Board of Directors that the audited financial statements of Meridian be included in its Annual Report on Form 10-K for the year ended September 30, 2006 for filing with the Securities and Exchange Commission.
During its meetings, the Committee reviewed procedures related to the receipt, retention and treatment of any complaints concerning accounting, internal accounting controls or auditing matters. Also during its meetings, the Chairman of the Audit Committee reported to the full Committee the independent accountants’ fees that had been preapproved and the Committee approved such fees. Certain fees were preapproved by the full Committee. The Committee also reviewed the requirements of and Meridian’s on-going compliance with Section 404 of the Sarbanes-Oxley Act.
Respectfully submitted,
Audit Committee
David C. Phillips (Chairman)
Robert J. Ready
James A. Buzard
The Compensation Committee is responsible for establishing compensation for executive officers. This includes establishing salary levels and bonus plans, making bonus awards and otherwise dealing in all matters concerning compensation of the executive officers and awarding stock options for all employees. Meridian’s Compensation Committee is composed of Messrs. Kreider (Chairman), Buzard, Phillips and Ready.
In determining the compensation of the Chief Executive Officer, the Committee’s deliberations and voting take place without his presence. Mr. Kreider recused himself from voting on compensation issues as required to comply with the performance-based compensation exception to Section 162(m) of the Internal Revenue Code.
The Compensation Committee met two times and did not take any actions in writing during fiscal 2006.
The report of the Compensation Committee follows.
REPORT OF THE COMPENSATION COMMITTEE
Salaries are set on a calendar year basis and therefore salaries paid in the first three months of each fiscal year beginning October 1 are set in the prior year. A significant portion of compensation for fiscal 2006 was in the form of performance bonuses, as is noted in the Summary Compensation Table. Compensation for executive officers for fiscal 2006 was set by the Committee on November 10, 2005. In preparation for the meeting, the members reviewed charts showing the compensation paid and earned for 2005 along with management recommendations for 2006. Management suggested that salaries increase by approximately 5% for each person, with the exception of the President and Chief Operating Officer, for which there was a 10% recommendation. The materials previously supplied also discussed the potential application of the compensation deduction limitations of Section 162(m) of the Internal Revenue Code and whether it was likely that those limitations would apply to Meridian. The Committee had also been presented with a survey showing salary ranges of various levels of executives in public companies in the industry and in the Greater Cincinnati area. After discussion, the Committee adopted management’s recommendations on salary increases. The Committee next considered Mr. Motto’s performance, as to which it had no recommendations. The Committee determined that his compensation should be increased 10% because of his efforts in leading the Company through an outstanding year in fiscal 2005, his work on the Company’s equity offering in fiscal 2005 and the acquisition of OEM Concepts, Inc. These salaries are reflected in the Summary Compensation Table.

At its November 10, 2005 meeting, the Board also considered management’s recommendation for an Officers’ Performance Compensation Plan (2006 Plan). The 2006 Plan text had previously been sent to the Committee members. The 2006 Plan provided for the granting of bonuses as a percent of compensation if fiscal 2006 earnings reached at least $16,100,000, which the Committee believed was a meaningful increase from the $12,565,000 earned in fiscal 2005. The 2006 Plan provided for several steps of bonus awards if earnings increased beyond the initial level and the application of a personal achievement multiplier as recommended by management. The 2006 Plan was implemented and the bonuses awarded are reflected in the Summary Compensation Table.
At that meeting the Committee also awarded options to purchase 10,500 shares of Common Stock at an exercise price based on the current market value. Those options were exercisable for a period of ten years, but were subject to forfeiture if the earnings level in the Company’s Performance Compensation Plan of $16,950,000 was not reached. Once the earnings level was reached, the options would vest over three years from that date. Since net earnings of $16,950,000 was reached, those options are now in effect and are reflected in the option tables presented in this proxy statement.
The Committee met on November 15, 2006 to set compensation for 2007. No members of management participated in this meeting and the only persons present were the Committee members. The Committee reviewed the compensation programs of the Company and the Company’s philosophy in setting performance goals as the most important part of its overall compensation program. The Committee also had available a report submitted by the Chairman, as well as material supplied by the Company, which showed total compensation received by all executive officers from all sources in fiscal 2006 and recommendations for 2007.
The Committee reviewed bonus awards made pursuant to the 2006 Plan previously approved by the Board. The Committee noted from financial materials presented that net earnings for fiscal 2006 exceeded the highest level in the performance plan and then reviewed the personal multiplier element of the bonus award as recommended by management. The Committee made several changes to the multipliers, which increased the amount of bonus paid. The Committee received no recommendations as to the multiplier for the Chairman and CEO, but set that at the highest level being paid to several other officers based on his leadership of the Company in its outstanding year in fiscal 2006.
The Committee also discussed salaries and allowances for auto and professional fees for 2007. The Committee reviewed management’s recommendations calling for salary increases ranging from a high of 17% to a low of 3% for the persons identified in the Summary Compensation Table and auto and professional allowances at generally the same level as in fiscal 2006. The Committee followed these recommendations. The Committee received no recommendation as to the Chairman and CEO. The Committee set his salary at an increase of 8%, which the Committee believed was appropriate based on his leadership of the Company in fiscal 2006.
At the same meeting, the Committee established an Officers’ Performance Compensation Plan (the Plan) for fiscal 2007. The Plan follows the format of similar plans that have been in place for numerous years, with bonuses based upon the achievement of net earnings levels. The Plan includes six levels of net earnings targets. For fiscal 2007, the minimum net earnings level was set at a level that represents 22% growth above fiscal 2006 actual net earnings. In addition to the net earnings test, the bonuses are to be based on ratings of personal achievement, which are then applied to any bonuses earned. Depending on net earnings levels achieved and the application of personal achievement ratings, cash bonuses available to each individual covered by the Plan could range generally from 5% to 120% of the individual’s base salary. Options were also awarded to each executive officer to purchase 10,500 shares of common stock at a price of $24.83 per share, pursuant to the 2004 Equity Compensation Plan. These options will become void if net earnings for fiscal 2007 are less than $23,600,000. However, if that level is reached, the options will be exercisable for a period of ten years and vest over a three year period commencing with the announcement of fiscal 2007 results. The earnings test for both the bonus and option plans excludes positive and negative effects associated with extraordinary developments as defined in the Plan, including adjustments for acquisitions and other matters.
The Committee believes that its plans will ensure that if the executive officers receive meaningful bonuses and the options granted in November 2006 vest, it will be because their efforts, individually and as a team, will have enabled Meridian to achieve significant increases in net earnings for the benefit of all shareholders.
Respectfully submitted,
Compensation Committee
Gary P. Kreider (Chairman)
Robert J. Ready
James A. Buzard
David C. Phillips
The Nominating Committee identifies qualified nominees for the Board, determines who will be nominated by the Company for election to the board and recommends to the full board any changes in the size of the Board. The Nominating Committee consists of Robert J. Ready, Chairman, James A. Buzard and David C. Phillips.
The Board of Directors has established a Charter for the Nominating Committee, a copy of which was attached as Appendix B to the proxy statement for Meridian’s 2005 Annual Shareholders’ Meeting.
In nominating directors, the Nominating Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company. The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman in care of the Company at its address shown on the cover page of this proxy statement.
The Nominating Committee met one time last year. On November 14, 2006 the Committee considered and nominated the current directors for re-election.

DIRECTORS AND EXECUTIVE OFFICERS
This table lists the executive officers and directors of Meridian and shows how much common stock each owned on December 1, 2006.

		Common Stock
		Beneficially Owned
Name	Position	Amount[1]	Percentage
William J. Motto	Chairman of the Board of Directors, Chief Executive Officer	523,125	2.0%
John A. Kraeutler	President, Chief Operating Officer and Director	328,227	1.2%
Antonio A. Interno[2]	Senior Vice President, President and Managing Director of Meridian Bioscience Europe	157,715	*
Richard L. Eberly[3]	Executive Vice President, President Meridian Life Science	7,000	*
Lawrence J. Baldini[4]	Executive Vice President, Operations and Information Systems	33,000	*
Kenneth J. Kozak[5]	Vice President, Research and Development	51,000	*
Melissa A. Lueke[6]	Vice President, Chief Financial Officer and Secretary	78,885	*
Susan A. Rolih[7]	Vice President, Regulatory Affairs & Quality Assurance	40,500	*
Todd W. Motto[8]	Vice President, Sales and Marketing	603,198	2.3%
James A. Buzard, Ph.D9, 10	Director	48,951	*

Gary P. Kreider[10,11]	Director	51,684	*

Robert J. Ready[9,10]	Director	51,407	*

David C. Phillips[9,10]	Director	21,496	*

All Executive Officers and Directors as a Group		1,996,188	7.5%

[1]	Includes options exercisable within 60 days from Mr. William Motto of 48,000 shares, Mr. Kraeutler of 190,215 shares, Mr. Eberly of 7,000 shares, Mr. Kozak of 48,000 shares, Ms. Lueke of 19,875 shares, Ms. Rolih of 29,250 shares, Mr. Baldini of 7,000 shares, Mr. Todd Motto of 14,550 shares, Mr. Buzard of 34,760 shares, Mr. Kreider of 29,308 shares, Mr. Ready of 34,760 shares and Mr. Phillips of 3,476 shares.

[2]	Antonio A. Interno was appointed Vice President in August 1991, appointed Senior Vice President in September 1997, and appointed President, Managing Director of Meridian Bioscience Europe in October 2003. He has been Managing Director of Meridian’s European subsidiaries, Meridian Bioscience Europe since February 1990. Age: 56

[3]	Richard L. Eberly was appointed Vice President of Sales and Marketing on January 10, 1997, appointed Executive Vice President in May 2000, appointed Executive Vice President, General Manager of Meridian Life Science in February 2003 and appointed Executive Vice President and President Meridian Life Science in October 2005. He has over 18 years of experience in the medical diagnostic industry and joined Meridian in January 1995. Prior to his appointment to Vice President of Sales and Marketing, Mr. Eberly served as the Director of Sales for Meridian. Before joining Meridian, he held key sales and marketing positions at Abbott Diagnostics. Age: 45

[4]	Lawrence J. Baldini was appointed Vice President of Operations on April 3, 2001 and appointed Executive Vice President Operations and Information Systems in October 2005. Before joining Meridian, Mr. Baldini held various operations management positions with Instrumentation Laboratories and Fisher Scientific. Age: 47

[5]	Kenneth J. Kozak joined Meridian in October 1987 and was appointed Vice President, Research and Development, on May 17, 1999. Prior to this appointment, Mr. Kozak served as Director of Product Development for Meridian. Before joining Meridian, Mr. Kozak held a variety of positions at the University of Cincinnati College of Medicine. Age: 52

[6]	Melissa A. Lueke was appointed Vice President, Chief Financial Officer and Secretary on January 23, 2001. Prior to her appointment, Ms. Lueke served as Meridian’s Controller since March 2000 and Acting Secretary from July 20, 2000 to January 23, 2001. Before joining Meridian, Ms. Lueke was employed by Arthur Andersen LLP from June 1985 to January 1999, most recently as a Senior Audit Manager. Age: 43

[7]	Susan A. Rolih was appointed Vice President of Regulatory Affairs and Quality Assurance on May 29, 2001. Before joining Meridian, Ms. Rolih held various regulatory and quality positions with Immucor, Inc. Age: 57

[8]	Todd W. Motto was appointed Vice President Sales and Marketing on October 3, 2005. Prior to this, Mr. Motto served in a number of different sales and marketing positions for Meridian, beginning in 1993. Most recently, he served as Meridian’s Director of Sales and Marketing, Meridian Bioscience Europe for the last five years. Age: 40

[9]	Audit Committee Member.

[10]	Compensation Committee Member.

[11]	Includes 217 shares held by his wife, 1,500 shares held as custodian for his minor child and 7,217 shares held by trusts of which Mr. Kreider is trustee and a beneficiary.

*	Less than one percent.
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16 of the Securities Exchange Act of 1934 requires Meridian’s executive officers, directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms received by it, Meridian believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16 reporting requirements except the following: the company filed a Form 4 for Mr. Interno on May 18, 2006 reflecting sales of 25,800 shares executed on April 26, 2006 and 24,200 shares executed on May 4, 2006.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Gary P. Kreider, who is Chairman of the Compensation Committee, is a senior partner of Keating Muething & Klekamp PLL, Cincinnati, Ohio, a law firm that provided legal services to Meridian in fiscal 2006.

SUMMARY COMPENSATION TABLE

	Annual Compensation
				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation

William J. Motto[1]	2006	$456,155	$490,875	10,500	$136,811
Chairman of the Board of Directors,	2005	422,168	510,213	10,500	131,900
Chief Executive Officer	2004	409,615	388,125	10,500	56,723

John A. Kraeutler[2]	2006	$360,573	$388,500	10,500	$38,054
President, Chief Operating Officer	2005	328,123	401,760	10,500	31,114
	2004	306,308	290,625	10,500	30,819

Antonio A. Interno[3]	2006	$307,192	$291,748	10,500	$30,588
Senior Vice President, Managing	2005	308,011	275,447	10,500	30,967
Director MDE	2004	277,717	178,593	10,500	38,161

Richard L. Eberly[4]	2006	$244,598	$73,500	10,500	$26,101
Executive Vice President, Sales,	2005	219,473	199,341	10,500	24,510
Marketing and Operations	2004	211,923	167,187	10,500	26,058

Lawrence J. Baldini[5]	2006	$204,385	$215,250	10,500	$18,985
Vice President, Chief Financial	2005	166,260	153,389	10,500	16,550
Officer and Secretary	2004	153,106	145,254	10,500	16,137

[1]	“All Other Compensation” for Mr. Motto includes (a) car allowances of $18,861, $20,000 and $19,584 in 2006, 2005 and 2004, respectively, (b) amounts accrued under Meridian’s Savings and Investment Plan and (c) professional allowances of $50,000, $45,000 and $25,000 in 2006, 2005 and 2004, respectively. In the case of a disability, Meridian is obligated to pay Mr. Motto 60% of his total annual salary and bonus for a period of up to 60 months. In the case of death, Meridian is obligated to pay to Mr. Motto’s designated beneficiaries up to $1 million. These benefits are to be reduced by the gross amount of any insurance payments made to Mr. Motto under any insurance policy or program maintained by Meridian. Todd Motto, the adult son of William J. Motto, is Vice President, Sales and Marketing. Todd Motto received approximately $326,475 in compensation for fiscal 2006.

[2]	“All Other Compensation” for Mr. Kraeutler includes (a) car allowances of $17,064, $12,280, and $13,479 in 2006, 2005 and 2004, respectively, (b) amounts accrued under Meridian’s Savings and Investment Plan of $12,600, $11,550, and $12,339 in 2006, 2005 and 2004, respectively, and (c) professional allowances. Mr. Kraeutler and Meridian are parties to an employment agreement dated February 15, 2001 which sets forth compensation, non-competition, benefit and severance provisions and provides for a payment equal to three times Mr. Kraeutler’s base salary (plus any salary earned but not paid) upon the occurrence of certain events, including a change in control of Meridian. The agreement was effective for a period of 36 months commencing February 15, 2001, automatically extending until either party terminates the agreement. In the case of disability, Meridian is obligated to pay Mr. Kraeutler 100% of his base and performance compensation, averaged from the preceding fiscal years, until age 65.

[3]	“All Other Compensation” for Mr. Interno includes (a) car allowances of $24,588, $25,409 and $32,161 in 2006, 2005 and 2004, respectively, and (b) retirement contributions. Mr. Interno’s salary was €249,870, €241,684, and €231,750 in 2006, 2005, and 2004. Mr. Interno’s bonus was €227,651, €216,810, and €146,875 in 2006, 2005, and 2004. The U.S. dollar compensation amounts include fluctuations in the exchange rates between the U.S. dollar and the Euro.

[4]	“All Other Compensation” for Mr. Eberly includes (a) car allowances of $12,001, $12,000, and $14,003 in 2006, 2005 and 2004, respectively, (b) amounts accrued under Meridian’s Savings and Investment Plan of $12,600, $11,550, and $12,055 in 2006, 2005 and 2004, respectively, and (c) professional allowances.

[5]	“All Other Compensation” for Mr. Baldini includes (a) car allowances of $6,000, $5,000 and $5,000 in 2006, 2005 and 2004, respectively (b) amounts accrued under Meridian’s Savings and Investment Plan of $12,600, $11,550, and $10,837 in 2006, 2005 and 2004, respectively, and (c) professional allowances.
OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realized Value
					at Assumed Annual Rates
					of Price Appreciation for
					Option Term
	Number of
	Securities	% of Total Options	Exercise
	Underlying	Granted to	Price
	Options	Employees in	($/Per	Expiration
Names	Granted	Fiscal 2006	Share)	Date	5%	10%
William J. Motto	10,500	5%	$21.01	11/10/2015	$359,342	$572,193

John A. Kraeutler	10,500	5%	$21.01	11/10/2015	$359,342	$572,193

Antonio A. Interno	10,500	5%	$21.01	11/10/2015	$359,342	$572,193

Richard L. Eberly	10,500	5%	$21.01	11/10/2015	$359,342	$572,193

Lawrence J. Baldini	10,500	5%	$21.01	11/10/2015	$359,342	$572,193
FISCAL 2006 OPTION EXERCISES
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities	Value of Unexercised In-
			Underlying Unexercised	the-Money Options at
			Options at September 30,	September 30, 2006
			2006
	Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
William J. Motto	37,125	$584,834	48,000 / 96,375	$871,738 / $1,708,752

John A. Kraeutler	36,000	493,884	190,215 / 103,500	3,391,392 / 1,853,931

Antonio A. Interno	3,500	42,291	0 / 36,000	0 / 478,551

Richard L. Eberly	3,500	51,741	7,000 / 36,000	102,596 / 478,551

Lawrence J. Baldini	3,500	54,996	7,000 / 36,000	102,596 / 478,551

PERFORMANCE GRAPH
     The following graph shows the yearly percentage change in Meridian’s cumulative total shareholder return on its Common Stock as measured by dividing the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and (B) the difference between Meridian’s share price at the end and the beginning of the periods presented; by the share price at the beginning of the periods presented with the Wilshire 5000 Equity Index and a Peer Group Index. The Old Peer Group consists of Biomerica, Inc., Biosite, Inc., Idexx Laboratories Corp., Inverness Medical Innovations Inc., Neogen Corp., Orasure Technologies Inc., Quidel Corp., Strategic Diagnostics Inc. and Trinity Biotech Plc. The New Peer Group consists of Biomerica, Inc., Biosite, Inc., Idexx Laboratories Corp., Inverness Medical Innovations, Invitrogen Corp., Neogen Corp., Orasure Technologies Inc., Quidel Corp., Stratagene Corp., Strategic Diagnostics Inc. and Trinity Biotech Plc. The Old Peer Group is different from the New Peer Group because of acquisitions of Meridian’s peers made by other companies during 2006.

SHAREHOLDER PROPOSALS FOR NEXT YEAR
     The deadline for shareholder proposals to be included in the Proxy Statement for next year’s meeting is August 15, 2007.
     The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2007 Annual Shareholders’ Meeting, it must be received prior to November 5, 2007. If there is a change in the anticipated date of next year’s annual meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.
     Meridian’s Code of Regulations provides that only persons nominated by an officer, director or in writing by a shareholder at least five days prior to the meeting at which directors are to be selected shall be eligible for election.
QUESTIONS?
If you have questions or need more information about the annual meeting, write to:
Melissa Lueke, Vice President, Chief Financial Officer and Secretary
Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio 45244
or call us at (513) 271-3700.
     For information about your record holdings call the Computershare Shareholder Services at (888) 294-8217.

ANNEX A
MERIDIAN BIOSCIENCE, INC.
OFFICERS’ PERFORMANCE COMPENSATION PLAN
I. PURPOSE
     The purpose of this Plan is to define a mechanism for stimulating and rewarding the achievement of aggressive business goals, as agreed to by the Board of Directors.
II. SCOPE
     This Plan includes operating officers of the Company.
III. GOALS
1. To provide an objective means of stimulating and rewarding performance based upon meeting specific business achievement levels.
2. To provide a mechanism for rewarding individual performance based upon his/her contribution to the attainment of those achievement levels.
IV. ELIGIBILITY REQUIREMENTS
1. Employees hired after March 31 may not be eligible to receive a bonus.
2. Employees hired after October 1 but before March 31 are eligible for a pro-rata bonus.
3. Employees who terminate before September 30 are normally ineligible. Also, employees must be on the payroll on the date the bonus checks are distributed.
V. BONUS CALCULATIONS
     A. Potential Payout. Eligible employees shall receive a bonus equal to a percentage of the employee’s base salary depending on the level of Company net earnings achieved for the fiscal year. The net earnings targets shall be established by the Compensation Committee of the Board of Directors within 90 days after the start of each fiscal year. Base salaries for each eligible employee must be established and fixed for the fiscal year at the time that the Company earnings targets are established by the Compensation Committee. The percentage of base salary for this portion of the calculation is capped at 60%.

Corporate Achievement	Company Net Earnings
Level	for Fiscal Year (000)	% of Base Salary(A)
1	Determined annually	Determined annually
2	Determined annually	Determined annually
3	Determined annually	Determined annually
4	Determined annually	Determined annually
5	Determined annually	Determined annually
6	Determined annually	Determined annually

B. Personal Achievement**

Rating	Multiplier (B)
1	Determined annually
2	Determined annually
3	Determined annually
4	Determined annually
5	Determined annually
C. Calculation
Base Salary x Corporate Achievement Level % (A) x Personal Achievement Multiplier (B)
Item A excludes the positive and negative effects associated with extraordinary developments as disclosed in the Company’s Form 10-K. In the event of an acquisition during the Plan year, restructuring, purchase accounting and extraordinary charges associated with such acquisitions as disclosed in the Company’s Form 10-K will be added back to actual net earnings achieved to determine net earnings for bonus payout. If the acquisition provides accretive earnings, this will be included for purposes of bonus calculations as a means to incent management to pursue accretive acquisitions and in recognition of the significant time and effort necessary to complete such acquisitions. Furthermore, upon completion of acquisitions, the interest income assumed in the plan will be adjusted to reflect cash used.

** The Compensation Committee may adjust the Personal Achievement Multiplier to account for extraordinary developments but in no event shall such Personal Achievement Multiplier exceed 5.0x. The Compensation Committee may not increase compensation payable under this Plan in excess of the amounts provided herein.
D. Deferral of Bonus Payment
Officers may elect to defer payment of bonus to January 15 of the following calendar year. Such election must be made in writing prior to March 31, of the applicable fiscal year.

☐	Mark this box with an X if you have made changes to your name or address details above

   Annual Meeting Proxy Card

A	Election of Directors
1.	Authority to elect as directors the six nominees listed below.
The Board of Directors recommends a vote FOR the listed nominees.

	For Withhold		For Withhold
01 — JAMES A. BUZARD	☐ ☐	04 — WILLIAM J. MOTTO	☐ ☐

	For Withhold		For Withhold
02 — JOHN A. KRAEUTLER	☐ ☐	05 — DAVID C. PHILLIPS	☐ ☐

	For Withhold		For Withhold
03 — GARY P. KREIDER	☐ ☐	06 — ROBERT J. READY	☐ ☐
B	Issues

The Board of Directors recommends a vote FOR the following proposals.

2.	To approve the Meridian Bioscience, Inc. Officers’ Performance Compensation Plan and annual net earnings as the factor used to determine the amount of cash bonus payments to be awarded under the business achievement levels under the Plan.	For Against Abstain ☐ ☐ ☐

3.	To ratify the appointment of Grant Thornton LLP as independent public accountants for fiscal 2007.	For Against Abstain ☐ ☐ ☐
C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
   NOTE: Please sign exactly as name(s) appear(s) hereon, indicating, where proper, official position or representative capacity. All joint holders must sign.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Company Name

THIS PROXY IS SUBMITTED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints WILLIAM J. MOTTO or MELISSA A. LUEKE, or either of them, proxies of the undersigned, each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote on the matters specified on the reverse side and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held on January 18, 2007 at 2:00 p.m. at Holiday Inn, 4501 Eastgate Boulevard, Cincinnati, Ohio and any postponement or adjournment of such Annual Meeting.
THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.
(This proxy is continued and is to be signed on the reverse side.)
THANK YOU FOR VOTING